RULE 424 (B) (2)
                     REGISTRATION STATEMENT NO. 333-45814

PRICING SUPPLEMENT NO.        0008        , DATED        MARCH 20, 2002.
                       ------------------        -------------------------
TO PROSPECTUS DATED SEPTEMBER 28,2000 AND PROSPECTUS SUPPLEMENT DATED OCTOBER 3, 2000.
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                              MBNA CORPORATION

  SENIOR MEDIUM-TERM NOTES AND SUBORDINATED MEDIUM-TERM NOTES (FIXED RATE)

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

CUSIP #:  55263ECE3
ISSUE PRICE: 99.375%
UNDERWRITING DISCOUNT:  .65%


REPAYMENT INFORMATION: XX  SENIOR NOTES         SUBORDINATED NOTES
                       ---                  ---

FORM:  XX  BOOK ENTRY     CERTIFICATE
      ---              ---

ORIGINAL ISSUE DATE:      3/25/2002
        (Settlement Date)

STATED MATURITY:    3/15/2012

REPURCHASE PRICE:  N/A
(For Discount Securities)

SPECIFIED CURRENCY:  XX  US DOLLARS        OTHER
                     ---               ---

INTEREST RATE PER ANNUM: 7.500%


INTEREST PAYMENT DATES: Each September 15 and March 15 and on the Maturity Date commencing on September 16, 2002

CALCULATION AGENT: N/A

REGULAR RECORD DATES:  15th CALENDAR DAY PRECEDING THE INTEREST PAYMENT DATE

MAXIMUM INTEREST RATE:  N/A%        OTHER PROVISIONS:  N/A
MINIMUM INTEREST RATE:  N/A%
SPREAD MULTIPLIER:  N/A%
SPREAD (+/-):  N/A


REDEMPTION INFORMATION:  N/A

The aggregate Principal Amount of this offering is US $500,000,000.00 (which,if the securities offered hereby are denominated in a currency or currency unit other than US dollars, is the equivalent, in the currency or currency units set forth herein, of the principal amount set forth herein and relates only to Pricing Supplement No. 0008). Medium-Term Notes may be issued by the Company in the aggregate principal amount of up to US $10,000,000,000.00 or the equivalent in foreign currencies or foreign currency units. To date, including this offering, an aggregate of US $1,095,000,000.00 or the equivalent in foreign currencies or foreign currency units of Medium-Term Notes has been issued. Of this amount $0 of Subordinated Medium Term Notes have been issued.

FURTHER ISSUES: MBNA Corporation may from time to time, without the consent of the existing holders of the Notes, create and issue further Notes having the same terms and conditions as the Notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Notes.



Type of Sale:      As Agent       XX As Principal
              ---                ---

If principal transaction, reoffering at:
       varying prices related to prevailing market prices at the time of resale
   ---
    XX fixed public offering of  99.375% of Principal Amount
   ---

Underwriting Syndicate:

          Lead Managers - Deutsche Banc Alex. Brown Inc.
                          Lehman Brothers Inc.


          Co-Managers   - Banc of America Securities LLC
                          Barclays Capital
                          Credit Suisse First Boston Corporation
                          J.P. Morgan Securities Inc.
                          Salomon Smith Barney Inc.